Exhibit 10.28

Form of Restricted Stock Unit Agreement

(Non-employee Director)

This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of June 18, 2019 (the “Grant Date”) by and between GWG Holdings, Inc., a Delaware corporation (the “Company”) and [__________________](“Grantee”).

BACKGROUND

The Company has adopted the GWG Holdings, Inc. 2013 Stock Incentive Plan (as amended, the “Plan”) pursuant to which awards of restricted stock units may be granted. Grantee is commencing service or is currently serving as a member of the Board of Directors of the Company (the “Board”) and is not an employee of the Company or any of its subsidiaries and the Company desires to award Grantee for his or her services to the Company by granting restricted stock units to Grantee upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

1. Incorporation of Plan by Reference. The terms and conditions of the Plan, a copy of which is being delivered to Grantee concurrently with this Agreement, are hereby incorporated into this Agreement by this reference. In particular, the provisions of Section 9.13 of the Plan, respecting any sale of the Company, govern the terms and conditions of this Agreement. In the event of any direct conflict or inconsistency between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall govern and control. By its terms, the Plan may be amended subsequent to the date of this Agreement, in which case the Plan as so amended shall continue to govern and control the terms and conditions of this Agreement in the case of any direct conflict or inconsistency. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

2. Grant of Restricted Stock Units.

2.1 The Company hereby irrevocably grants to Grantee from the Plan, on the Grant Date, 8,169 Restricted Stock Units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Company common stock (the “Common Stock”) subject to the terms and conditions set forth in this Agreement and the Plan.

2.2 The Restricted Stock Units shall be credited to a separate account maintained for Grantee on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

3. Vesting of Restricted Stock Units. Except as otherwise provided herein, provided that Grantee continuously remains a member of the Board and/or employed by or engaged as a consultant to the Company or one of its subsidiaries through the one year anniversary of the Grant Date, the Restricted Stock Units will vest in their entirety on such one year anniversary (such one year vesting period is referred to herein as the “Restricted Period”). Once vested, the Restricted Stock Units become “Vested Units.”

4. Events Affecting the Vesting of the Restricted Stock Units. The events described in this Section 4 shall alter the provisions of Section 3 as set forth below:

4.1 Sale Transaction. If a “Sale Transaction,” as defined in the Plan, occurs and the acquiring entity or successor to the Company does not assume the obligations of the Company under this Agreement or replace the grant herein set forth with a substantially equivalent incentive award, then the entirety of the Restricted Stock Units will immediately become Vested Units, regardless of whether Grantee thereafter remains in the service of the Company or one of its subsidiaries; provided, however, that the “Committee,” as defined in the Plan, may in its sole discretion and without the consent of Grantee, determine that Grantee will receive cash consideration, if any, as is described in Section 9.13(b) of the Plan (but only after giving effect to the vesting in full of the Restricted Stock Units immediately prior to the Sale Transaction).

4.2 Mandatory Retirement. If the Company establishes a mandatory retirement age applicable to Grantee, as a result of which Grantee’s service to the Company y or one of its subsidiaries ends, then the entirety of the Restricted Stock Units will immediately become Vested Units.

4.3 Death or Disability. If Grantee dies or becomes disabled during his or her term of service with the Company or one of its subsidiaries, then (i) the entirety of the Restricted Stock Units will immediately become Vested Units.

4.4 Notwithstanding the vesting schedule set forth in Section 3, if Grantee ceases to remain a member of the Board and/or employed by or engaged as a consultant to the Company or one of its subsidiaries for any reason, other than pursuant to Section 4.1, 4.2, or 4.3, at any time before the Vesting Date, Grantee’s unvested Restricted Stock Units shall be automatically forfeited upon such cessation and the Company shall have no further obligations to Grantee under this Agreement.

5. Transferability; Other Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the Restricted Stock Units are settled in accordance with Section 7, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective.

6. Rights of Grantee; Dividend Equivalents.

6.1 Grantee shall not have any rights of a stockholder with respect to the shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Common Stock in accordance with Section 7.

6.2 Upon and following the settlement of the Restricted Stock Units in accordance with Section 7, Grantee shall become the record owner of the shares of Common Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

6.3 For purposes of this Agreement, “Dividend Equivalents” are cash, shares of stock or other property equal in value to dividends paid with respect to the number of shares of Common Stock represented by the Restricted Stock Units.

6.4 If, prior to the settlement date in accordance with Section 7, the Company declares a cash dividend on the shares of Common Stock, then, on the payment date of the dividend, Grantee’s Account shall be credited with Dividend Equivalents in an amount equal to the dividends that would have been paid to Grantee if one share of Common Stock had been issued on the Grant Date for each Restricted Stock Unit granted to Grantee as set forth in this Agreement. The Dividend Equivalents credited to Grantee’s Account will be deemed to be reinvested in additional Restricted Stock Units (rounded to the nearest whole share, with a half share treated as a whole share) and will be subject to the same terms and conditions as the Restricted Stock Units to which they are attributable and shall vest or be forfeited (if applicable) at the same time as the Restricted Stock Units to which they are attributable. Such additional Restricted Stock Units shall also be credited with additional Restricted Stock Units as any further dividends are declared.

7. Settlement of Restricted Stock Units. Subject to Section 10 hereof, as soon as administratively practicable following the Vesting Date, but in no event later than ten business days following the Vesting Date, the Company shall (a) issue and deliver to Grantee the number of shares of Common Stock equal to the number of Vested Units; and (b) enter Grantee’s name on the books of the Company as the stockholder of record with respect to the shares of Common Stock delivered to Grantee.

8. No Right to Continued Service. Nothing contained in this Agreement shall be deemed to grant Grantee any right to continue in the service of the Company or any of its subsidiaries for any period of time or any right to continue his or her present or any other rate of compensation, nor shall this Agreement be construed as giving Grantee, Grantee’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or any of its subsidiaries or creating a trust of any kind or a fiduciary relationship of any kind between the Company or any subsidiary and any such person.

9. Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Restricted Stock Units shall be adjusted or terminated in any manner as contemplated by Section 9.6 of the Plan.

10. Tax Liability and Withholding; Grantee Representations.

10.1 Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a) tendering a cash payment.

(b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to Grantee as a result of the vesting of the Restricted Stock Units; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law.

(c) delivering to the Company previously owned and unencumbered shares of Common Stock.

10.2 Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate Grantee’s liability for Tax-Related Items.

10.3 Grantee hereby represents and warrants to the Company that Grantee has reviewed with his or her own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement, including the grant by the Company of the Restricted Stock Units. Grantee is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. Grantee understands that Grantee will be solely responsible for any tax liability that may result to Grantee as a result of the transactions contemplated by this Agreement, including the grant by the Company of the Restricted Stock Units. Grantee further understands that, as to matters involving an interpretation under the Plan, the Board (or an applicable committee thereof) has complete authority to definitively interpret the Plan, which interpretation shall be final, conclusive and binding upon Grantee.

11. Compliance with Law.

11.1 The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and Grantee with all applicable requirements of federal and state securities laws (collectively, the “Securities Laws”) and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of the Securities Laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

11.2 Grantee acknowledges that the shares of Common Stock to be received upon the vesting of any Restricted Stock Units may not have been registered under the Securities Act of 1933 or other applicable Securities Laws of any state. If such shares of Common Stock shall have not been so registered, Grantee acknowledges and understands that the Company is under no obligation to register, under the Securities Laws, the shares of Common Stock received by Grantee or to assist Grantee in complying with any exemption from such registration if Grantee should at a later date wish to dispose of the shares of Common Stock. Grantee acknowledges that, if not then registered under the Securities Laws, any certificates representing the shares of Common Stock shall bear a legend restricting the transferability thereof in substantially the following form:

The shares represented by this certificate have not been registered or qualified under federal or state securities laws. The shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to the federal or state securities laws. In its discretion, the Company may require that the availability of any exemption or the inapplicability of such securities laws be established by an opinion of counsel, the form and substance of which opinion shall be reasonably satisfactory to the Company.

12. Notices. All notices and other communications required under this Agreement will be in writing and will be deemed to have been duly given two days after mailing, via certified mail return-receipt requested, to the applicable party at the following addresses:

If to the Company:	GWG Holdings, Inc.
Attention: Chief Executive Officer and
Chief Financial Officer
220 South Sixth Street, Suite 1200
Minneapolis, MN 55402
Facsimile: (612) 746-0445

If to Grantee:

13. Dispute Resolution.

13.1 The parties will endeavor to resolve any disputes relating to the Agreement through amicable negotiations. Failing an amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement, will finally be settled by binding arbitration before a single arbitrator (the “Arbitration Tribunal”) jointly appointed by the parties. The Arbitration Tribunal shall self-administer the arbitration proceedings using the Commercial Rules of the American Arbitration Association (“AAA”); provided, however, the AAA shall not be involved in administration of the arbitration. The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least 15 years of corporate or commercial law experience and have at least an AV rating by Martindale Hubbell. If the parties cannot agree on an arbitrator, either party may request a court of competent jurisdiction to appoint an arbitrator, which appointment will be final.

13.2 The arbitration will be held in Dallas, Texas. Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrator; provided, however, that all such discovery will be commenced and concluded within 45 days of the selection of the arbitrator. It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable. Once commenced, the hearing on the disputed matters will be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator will use all reasonable efforts to issue the final written report containing award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Article will not be a basis for challenging the award. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal. The Arbitration Tribunal shall award attorneys’ fees and other related costs payable by the losing party to the successful party. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction.

14. General Provisions.

14.1 The Restricted Stock Units are granted pursuant to the Plan and are governed by the terms thereof. The Company shall at all times during the term of this Agreement reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

14.2 Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation, other than the parties hereto, any rights or benefits under or by reason of this Agreement.

14.3 Each party agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.

14.4 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

14.5 This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Delaware applicable to contracts executed and to be performed therein, and without regard to any of such state’s conflicts-of-law provisions.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GWG HOLDINGS, INC.

By:	/s/ William Acheson
Name:	William Acheson
Title:	Chief Financial Officer

GRANTEE

By:
Name: